                                                          EXHIBIT  99.(10)



        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Genworth Life and Annuity Insurance Company
   and
Contract Owners
Genworth Life & Annuity VA Separate Account 3:

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Statement of Additional Information.

Our reports on the consolidated financial statements and schedules of Genworth Life and Annuity
Insurance Company and subsidiary dated March 10, 2006 refer to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004.


/s/KPMG LLP

Richmond, Virginia
October 27, 2006